Exhibit 99

NU LOGO                                           P. O. Box 270
                                       Hartford, CT  06141-0270
                                              107 Selden Street
                                              Berlin, CT  06037
                                                 (860)-665-5000
                                                     www.nu.com
News Release

CONTACT:            Mary Jo Keating
OFFICE:        (860) 665-5181



            NU ANNOUNCES NEW CHIEF FINANCIAL OFFICER


     BERLIN, Connecticut, September 15, 2004-Northeast Utilities
(NU) today announced that John H. Forsgren, vice chairman of the board, executive vice president and chief financial officer, will retire effective January 1, 2005. At that time, David R. McHale, NU vice president and treasurer, will be promoted to senior vice president and chief financial officer. Randy A. Shoop, NU assistant treasurer, will become vice president and treasurer.

     "John's leadership at Northeast Utilities since joining us eight years ago has transformed our financial position," said Charles W. Shivery, chairman, president and chief executive officer of Northeast Utilities. "He presided over the re-establishment of our financial stability during the nuclear turnaround, guided our successful utility restructuring process, including the establishment of our competitive businesses, and helped guide our recovery following our 18 months of merger negotiations."

     "Although John's retirement was planned, we will miss him.
He can leave knowing he has left our company in strong financial shape, with the best credit rating in over 30 years," added
Shivery.

     "And, he passes his leadership to a uniquely-qualified successor, David McHale," Shivery continued. "Dave's current role as treasurer has been an expanded one, during which he has had the responsibility for bank and investor relations, cash management, financial planning and analysis and investment management. In addition, he has just lead a successful enterprise planning process for the corporation."

     Forsgren, 58, joined Northeast Utilities in 1996, after a 25-year career in corporate finance leadership positions in other industries.

     McHale, 43, joined NU in 1981 as an intern in the economic and load forecasting organization. In 1989, he was promoted to manager of investor relations and in 1995, appointed assistant treasurer. McHale was promoted to treasurer in 1998. He is a member of the risk oversight committee for NU's competitive businesses and played a key role in the restructuring process and NU's merger and acquisition activities.

     McHale earned a Bachelor of Science degree in economics from Southern Connecticut State University, a Master's of Business Administration specializing in finance from the University of New Haven and recently completed the Stanford University Executive Program in Strategy and Organization. He lives in Burlington, Connecticut, with his wife and four children.

                            - more -


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     Shoop, 46, joined NU in 1997, as manager of bank relations.
He was promoted to assistant treasurer in 1999. Currently, he is responsible for corporate finance, treasury operations, cash management, credit risk and bank relations. A Certified Public Accountant, Shoop held key financial positions at United Technologies Corporation between 1982-1997. Prior to that, he was with the public accounting firm of Bailey, Moore, Glazer, Schafer and Proto in Woodbridge, Connecticut.

     Shoop has a Bachelor of Arts degree in accounting from the University of Bridgeport and a Master's of Business
Administration in finance from the University of Hartford. He resides in Rocky Hill, Connecticut, with his wife and two children.


     Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World with a full range of energy-related products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy products, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

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